Exhibit 99.(a)(1)

MERITAGE HOMES CORPORATION

OFFER TO REPURCHASE

 OUTSTANDING ELIGIBLE OPTIONS TO PURCHASE COMMON STOCK

THE OFFER AND THE ASSOCIATED WITHDRAWAL RIGHTS EXPIRE ON

 OCTOBER 29, 2007 AT 11:59 P.M., EASTERN STANDARD TIME,

 UNLESS THE OFFER IS EXTENDED

The Date of This Offer is October 1, 2007

Meritage Homes Corporation (the “Company”) is offering to directors and all eligible employees the opportunity to sell their eligible options for the right to receive a one-time cash payment of $1.50 per option (the “Cash Payment”).  Eligible options are all options, vested or not, which were granted between January 1, 2005 and December 31, 2006 to purchase shares of our common stock with an exercise price above $45.00 per share. The Company is making this offer upon the terms and subject to the conditions set forth in this document and the introductory letter and the Letter of Transmittal (which is attached to the introductory letter). For purposes of this entire document, these materials will be referred to as the “offering materials.”

If you wish to tender your eligible options, you must complete and sign the Letter of Transmittal in accordance with terms set forth in the offering materials and deliver it to the Company by email to hilla.sferruzza@meritagehomes.com or by mail to. Attn: Hilla Sferruzza, 17851 N. 85th Street Suite 300, Scottsdale, AZ 85255.  Your Letter of Transmittal must be received by the Company by 11:59 P.M., Eastern Standard Time, on October 29, 2007 (or, if the Company extends the offer period, a later date the Company will specify), or it will not be given effect.

All questions about this offer or requests for assistance or for additional copies of any offering materials should be made by email to hilla.sferruzza@meritagehomes.com or by mail to Attn:  Hilla Sferruzza, 17851 North 85th Street, Suite 300, Scottsdale, AZ 85255.

Important Notice

Although the Company’s Board of Directors has authorized this offer, neither the Company nor the Board of Directors makes any recommendation as to whether or not you should tender your eligible options for the Cash Payment. The Company also has not authorized any person to make any recommendation on its behalf as to whether you should accept this offer. You must make your own decision whether to tender your eligible options. In doing so, you should rely only on the information contained in the offering materials, the materials referenced in Section II.16 of this document or any other authorized communications from the Company made generally available to directors and eligible employees, as no other representations or information has been authorized by the Company. You may also wish to consult with your own advisors, including tax advisors, before making any decisions regarding the offer.

I

SUMMARY OF TERMS

Questions and Answers about the Offer

Part I of this document contains a Summary that answers some of the questions that you may have about the offer. Nothing contained in this Summary or any of the documents included with it should be interpreted by you as a recommendation by the Company or its affiliates about whether or not to participate in the offer. References in the Summary to section numbers are to section numbers in Part II of this document. In Part II, you will find more complete descriptions of the topics addressed in this Summary.

This Summary is presented in question-and-answer format. The questions and answers are grouped into the following categories:

•                                          How the Option Repurchase Works

•                                          Duration of the Offer

•                                          How to Elect to Tender your Eligible Options

•                                          U.S. Federal Income Tax Considerations

•                                          How to Get More Information

References in this Summary to the “Company,” “we,” “us” and “our” mean Meritage Homes Corporation, and references to “the date the offer expires” mean October 29, 2007, or, if we extend the offer period, a later date we will specify.

How the Option Repurchase Works

Q1.          What is the offer?

Beginning at 12:01 A.M., Eastern Standard Time, on October 1, 2007 and ending at 11:59 P.M., Eastern Standard Time, on October 29, 2007, unless we extend the offer, directors and eligible employees (described in Question 2 below) may decide to tender their eligible options for a cash payment of $1.50 per option (the “Cash Payment”).  Eligible options are the options to purchase our common stock that were granted between January 1, 2005 and December 31, 2006 with an exercise price above $45.00 per share, whether vested or not (for more information, see Section II.1).

Participation in this offer is voluntary.

Q2.          Who may participate in this offer?

Only directors and “eligible employees” may participate in this offer. Eligible employees are all employees of the Company who are actively employed by the Company on the date the offer expires.

Q3.          Which options may be tendered in the offer?

Only “eligible options” may be tendered under this program.  If you tender any eligible options, you must tender all of them.

Q4.          What is the Cash Payment?

The Cash Payment is the right to receive $1.50 per option.

Q5.          How was the amount of my Cash Payment determined?

In determining the amount of your Cash Payment, the Company first valued the eligible options using the most established and commonly used method of valuing stock options, called “Black-Scholes”.  The Company determined the Cash Payment value based in part on these valuations.  Although the eligible options range between a strike price of $46.18 and $81.96, approximately 90% of all eligible options are priced at either $54.01 or $58.62.  The primary Black-Scholes value used by the Company in determining the Cash Payment was the average of these strike prices ($56.31).  For ease of administration for both the Company and the directors and eligible employees, the same per-option Cash Payment value of $1.50 will be paid for all eligible options in connection with this offer.  This  per-option Cash Payment approximates the Black-Scholes value for most options.  The Company’s determination as to the amount of your Cash Payment is final.

For a more detailed explanation of “Black-Scholes” and other additional information on the determination by us of your Cash Payment, see Section II.2.

Q6.          When will I receive my Cash Payment?

The offer will expire October 29, 2007 at 11:59 P.M., Eastern Standard Time.  You will be entitled to a prompt single lump sum cash payment on the first Company payroll date after the expiration date.

Q7.          Can I forfeit any portion of my Cash Payment after receiving it?

No.  If you have elected to tender your eligible options in connection with this offer and did not rescind that election prior to the expiration period, you may not forfeit your associated Cash Payment.

Q8.          Why is the Company conducting the offer?

The principal reason the Company originally granted the eligible options was to provide an incentive to valued employees to remain employees of the Company, to help us create stockholder value and to share in the stockholder value that they create. However, our stock price has generally declined since the time these stock option grants were made, and all of the eligible options are therefore “out of the money”. (For more information about “in the money” and “out of the money” options, see Question 11.) Due, in part, to the circumstances under which the stock price declined, we wish to provide you the opportunity to benefit from your hard work despite the loss of the stock’s value, and to provide an additional incentive to remain with the Company. Accordingly, we are providing you the opportunity to obtain the more certain benefit associated with the Cash Payment, in lieu of the less certain, but potentially more valuable benefit you could receive if you elect to retain your stock options. Additionally, this program increases the pool of shares available for future grant under the Company’s 2006 Stock Incentive Plan.

Whether to participate in the offer is your decision, and you are free to reject the offer if you so choose.

Q9.          Will we receive additional equity grants in the future?

The Company has traditionally made annual grants of stock options to directors and selected officers and employees and expects to continue to do so in the future.  The Company has not, however, authorized any specific additional grants.  Historically, the annual routine grant is made during the first half of each fiscal year, although the Company reserves the right to grant stock options at any time.  The process for determining which officers and employees will receive a stock option award involves input from a variety of members of the management team and is ultimately at the discretion of the Executive Compensation Committee of our Board of Directors.  Your participation in the offer will not entitle you to any additional equity grant in the future and any additional equity grants to you will depend on factors generally unrelated to past option awards.  The amount of options in total that are available for future grant is limited by the number of shares authorized under our 2006 Stock Incentive Plan.  As indicated above, one of our purposes for making the offer is to increase the number of shares available for future grants.  Thus, although you individually will not be entitled to an additional equity grant by participating in the program, shares tendered for purchase will increase the number of shares available for future grant to the director/officer/employee group as a whole.

Q10.       Is it likely that an offer similar to this one will be made in the future?

The Executive Compensation Committee of the Board is making this offer, in part, as a result of the special circumstances surrounding the recent decline in the Company’s stock price. Accordingly, while the Committee evaluates the Company’s compensation programs periodically, it has no current intention to make any similar offer in the future, and expects this to be a one-time event.

Q11.       Why should I consider participating in the offer?

Currently, you hold eligible options that represent your right to purchase shares of our common stock at a specified price, regardless of the actual market price at the time of your purchase. The specified purchase price for your eligible options was the market price on the date the option was granted. Due to subsequent fluctuations, the market price of a share of stock can be greater than, equal to or less than, the specified purchase price of any option. When the market price is greater than the purchase price (otherwise known as an “in the money” option), you receive value from exercising the option, because you are able to buy the stock at less than the current value and sell the resulting share for the higher price. When the market price is equal to or less than the purchase price (otherwise known as an “out of the money” option), you would not exercise the stock option.

If you tender your eligible options for a Cash Payment, you will receive a specific amount of cash on the first Company payroll date after the expiration of this offer. This Cash Payment may or may not be more valuable to you than your eligible options in the future, depending on a number of factors, principally the performance of our common stock, the timing of the performance of our common stock and your continued employment with the Company through relevant vesting dates. To illustrate this, consider the following hypothetical situation.

Assume that you hold an option to purchase 1,000 shares of common stock with an exercise price of $55 per share at a time when the common stock is trading at $18 per share. The amount of your Cash Payment would be $1,500 if you participated in the offer. On the other hand, even if fully vested, your option has no currently realizable value to you because it is out of the money (i.e., the exercise price of the option ($55 per share) is equal to or greater than the price of the Company’s common stock).

To help evaluate the relative value of your eligible options and your Cash Payment, consider the following scenarios:

•                                          If the price of our common stock were to rise to $55 per share, the option would have no value to you because it would still not be in the money.  Under these circumstances, the option would be less valuable than your $1,500 cash.

•                                          If the price of our common stock were to rise to $56 per share, the option would now be in the money (i.e., the exercise price would be less than the price of the Company’s common stock). Specifically, the option would be $1 in the money per share, having an aggregate value of $1,000 (i.e., the result obtained by multiplying $1 (representing the excess of the market price of $56 over the exercise price of $55) by 1,000). Under these circumstances, although the option would be in the money, it would still be less valuable than your $1,500 Cash Payment.

•                                          If the price of our common stock were to rise to $57 per share, the option would be $2 in the money per share, having an aggregate value of $2,000 (i.e., the result obtained by multiplying $2 (representing the excess of the market price of $57 over the exercise price of $55) by 1,000). Under these circumstances, the option would be more valuable than your $1,500 Cash Payment.

The three preceding scenarios do not take into account any timing component. In this regard, note that your stock options provide that 20% of each option grant vests on each of the first five anniversaries of the grant date, but you will become entitled to the Cash Payment in its entirety upon the expiration of this offer.

In evaluating this offer, you should keep in mind that the future performance of our common stock and the value of your options will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and companies in the homebuilding sector, and the performance of our own business. Accordingly, there are risks associated with keeping your eligible options and deciding not to participate in this offer.  For more information about the risks relating to Meritage’s business in general, see Item 17. We recommend that you read the discussion about our business contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, and available at www.meritagehomes.com.

Participating in this repurchase program involves a number of risks, including the risk that the price of our common stock could increase in the future, including as the result of a merger with another company after the expiration date of this offer, although there is no such merger transaction contemplated at this time.  If the price of our common stock rises above the strike price of your option, your tendered options might be worth more than the Cash Payment you receive in exchange for tendering them.   Also, the Cash Payment you receive for tendering your eligible options will be subject to income and employment-related taxes on the amount you receive.

Q12.       If I elect to tender my eligible options pursuant to this offer, do I have to tender all of my eligible options or can I just tender some of them?

You must tender all of your eligible options for the Cash Payment if you want to tender any.

Q13.       Can I participate in this offer if my eligible options are not currently vested?

Yes. Vested and unvested eligible options are treated identically in the offer as addressed more fully in Question 11.

Q14.       If I choose to participate, what will happen to my options that will be tendered?

Effective as of 11:59 P.M., Eastern Standard Time, on the date the offer expires, we will cancel all of your eligible options that are accepted by the Company for repurchase. You will no longer have any rights or obligations with respect to those options. (For more information, see Section II.11.)

Q15.       Are there conditions to the offer?

The completion of the offer is subject to a number of conditions, including the conditions described in Section II.8 of this document.

Q16.       Is the Company making any other offers to employees at this time?

No.  For further information, see Questions 9 and 10 above.

Duration of the Offer

Q17.       How long will this offer remain open?

This offer begins at 12:01 A.M., Eastern Standard Time, on October 1, 2007 and is scheduled to remain open until 11:59 P.M., Eastern Standard Time, on October 29, 2007 (or, if we extend the offer period, a later date we will specify). We have no plans to extend the offer beyond October 29, 2007. However, if we do extend the offer, we will announce the extension no later than 9:00 A.M., Eastern Standard Time, on October 30, 2007.

Q18.       If the offer is extended, how does the extension affect the date on which I receive my Cash Payment?

If we extend the offer and you participate in it, you will become entitled to your Cash Payment and your options will be cancelled, effective as of 11:59 P.M., Eastern Standard Time, on the date the offer expires. However, no such extension will affect the time of your payment, which will occur on the first Company payroll date after the initial expiration date.

How to Elect to Tender Your Eligible Options

Q19.       What do I need to do to participate in the offer?

To participate, you must complete and sign the Letter of Transmittal and deliver it to the Company by email at hilla.sferruzza@meritagehomes.com, or by mail to Attn: Hilla Sferruzza, 17851 N. 85th Street Suite 300, Scottsdale, AZ 85255.  We must receive your Letter of Transmittal by 11:59 P.M., Eastern Standard Time, on October 29, 2007 (or, if we extend the offer period, a later date we will specify), or it will not be given effect.  (For more information, see Sections II.3 and II.5.)

Q20.       What will happen if I do not turn in an executed Letter of Transmittal by the deadline?

If you do not return your executed Letter of Transmittal by the deadline, you will not participate in the option repurchase, and all eligible options you currently hold will remain unchanged with their original exercise price and original terms. (For more information, see Section II.3.)

Q21.       What if I don’t want to accept this offer?

You don’t have to accept this offer. This offer is completely voluntary, and there are no penalties for electing not to participate. If you do not elect to participate, your outstanding options will remain outstanding under the terms and conditions under which they were granted. To elect not to participate, you do not need to contact the Company and should not submit a Letter of Transmittal.

Q22.       Can I change my election?

Yes. You may withdraw your election to tender options by delivering to the Company (at the address noted in Question 19) an Election Withdrawal Notice at any time before the expiration of the offer. Once you have withdrawn your election to tender options, you may re-elect to tender options only by again following the election procedure described in Question 19. (For more information, see Sections II.4 and II.5.)

U.S. Federal Income Tax Considerations

Q23.       What are the U.S. federal income and withholding tax consequences of payment of the Cash Payment?

                The Cash Payment will be treated as regular salary. As such, you will recognize ordinary income in the year in which your Cash Payment is paid to you. The ordinary income resulting from your Cash Payment will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which the payment is made. At the time you recognize ordinary income, the Company will make normal income and payroll tax withholdings from your Cash Payment. (For more information, see Section II.6.)

Q24.       Are there any other tax consequences to which I may be subject?

Depending on where you live, there may be additional state or local tax imposed on your tender. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this offer.

How to Get More Information

Q25.       What should I do if I have additional questions about this offer?

If you have any other questions about this offer, you may direct them by email to hilla.sferruzza@meritagehomes.com, or mail them to Attn:  Hilla Sferruzza, 17851 North 85th Street, Suite 300, Scottsdale, AZ  85255.

II

THE OFFER

1.             General Terms; Purpose.

General Terms Used in Offer.   For purposes of this document and other materials that relate to this offer, the following terms have the following meanings:

“Company”, “we”, “us” and “our” refer to Meritage Homes Corporation.

“Eligible employees” means all employees of the Company who are actively employed by the Company on the date the offer expires.

“Eligible options” are all options, whether or not vested, which were granted between January 1, 2005 and December 31, 2006 to purchase shares of our common stock with an exercise price above $45.00 per share and which are held by directors or eligible employees. As of September 19, 2007, there were 665,000 eligible options outstanding.

“Cash Payment” is defined in Section 2.

“The date the offer expires” means October 29, 2007, or, if we extend the offer period, a later date we will specify.

Purpose of Offer.  The principal reason the Company originally granted the eligible options was to provide incentives to valued employees to remain employees of the Company, to help us to create stockholder value and to share in the stockholder value that they create. However, our stock price has generally declined since the time these stock option grants were made, and all of the eligible options are therefore out of the money. (For more information about “in the money” and “out of the money” options, see Question 11 of the Summary provided in Part I of this document.) Due, in part, to the circumstances under which the stock price declined, we wish to provide eligible employees the opportunity to benefit from their hard work despite the loss of the stock’s value, and to provide an additional incentive to remain with the Company. Accordingly, we are providing you the opportunity to obtain the more certain benefit associated with the Cash Payment, in lieu of the less certain, but potentially more valuable benefit you could receive if you elect to retain your stock options. Additionally, this program increases the pool of shares available for future grant under the Company’s 2006 Stock Incentive Plan.

The Company has traditionally made annual grants of stock options to directors and selected officers and employees and expects to continue to do so in the future.  The Company has not, however, authorized any specific additional grants.  Historically, the annual routine grant is made during the first half of each fiscal year, although the Company reserves the right to grant stock options at any time.  The process for determining which officers and employees will receive a stock option award involves input from a variety of members of the management team and is ultimately at the discretion of the Executive Compensation Committee of our Board of Directors.  Your participation in the offer will not entitle you to any additional equity grant in the future and any additional equity grants to you will depend on factors generally unrelated to past option awards.  The amount of options in total that are available for future grant is limited by the number of shares authorized under our 2006 Stock Incentive Plan.  As indicated above, one of our purposes for making the offer is to increase the number of shares available for future grants.  Thus, although you individually will not be entitled to an additional equity grant by participating in the program, shares tendered for purchase will increase the number of shares available to the Company for future grant to the director/officer/employee group as a whole.

2.             Source and Amount of Consideration

Amount of Consideration. Any director and eligible employee whose eligible options are accepted for repurchase will receive a Cash Payment.  The “Cash Payment” represents the right to receive a cash payment of $1.50 per option on the first Company payroll date after the expiration date of the offer.  If all eligible options are tendered to the Company for repurchase, the total amount of funds to be used will be $997,500.

In determining the amount of your Cash Payment, the Company first valued the eligible options using the most established and commonly used method of valuing stock options, called “Black-Scholes”.  The Company determined the Cash Payment value based in part on these valuations.  Although the eligible options range between a strike price of $46.18 and $81.96, approximately 90% of all eligible options are priced at either $54.01 or $58.62.  The primary Black-Scholes value used by the Company in determining the Cash Payment was the average of these strike prices ($56.31).  For ease of administration for both the Company and the directors and eligible employees, the same per-option Cash Payment value of $1.50 will be paid for all eligible options in connection with this offer.  This per-option Cash Payment approximates the Black-Scholes value for most options.  The Company’s determination as to the amount of your Cash Payment is final.

“Black-Scholes” uses the following factors in valuing options: (i) stock price, (ii) the exercise price of the option, (iii) the current risk-free interest rate, (iv) the volatility of the relevant stock price, (v) the expected dividend yield of the stock, and (vi) the expected life of the option. Some of these inputs are objectively determinable, while others, such as appropriate volatility measures, require some judgment. For purposes of this calculation, the Company has used the following measures:

(i)                                     Stock price:  the closing stock price of our common stock on September 27, 2007, $14.10

(ii)                                  Exercise price:  the weighted average actual exercise price of the option being valued

(iii)                               Risk-free interest rate:  4.050%

(iv)                              Volatility:  50%

(v)                                 Dividend yield:  0%

(vi)                              Expected life of option:  3 years

Examples that illustrate how potential movements in the stock price and other considerations may affect your decision to participate in this offer are contained in Question 11 of the Summary provided in Part I of this document. The granting of Cash Payment under this offer will not create any contractual or other right to receive any future grants of awards, options or other benefits or to continued employment with the Company.

Source of Consideration.  The source of funds for the Company will be its working capital resources.

3.             Procedures for Electing to Tender Eligible Options; Acceptance for Repurchase

Making an Election to Tender. To elect to tender your eligible options pursuant to this offer, you must properly complete, duly execute and deliver to us the Letter of Transmittal in accordance with Section 5. If you tender any eligible options, you must tender all of them. Unless we request it, you do not need to return your stock option agreement(s) evidencing your eligible options to accept the offer as they will be automatically cancelled as of the date the offer expires if we accept your eligible options for repurchase. If we do not actually receive your properly completed election form by the expiration of the offer, you will not participate in the option repurchase, and all eligible options you currently hold will remain unchanged at their original exercise price and terms.

Making an Election Not to Tender. You are not required to tender any of your eligible options.  If you do not want to participate in the offer, you need not do anything. The effect of your inaction will be that your current eligible options will continue under the terms and conditions under which they were granted, including their current exercise prices.

Acceptance for Repurchase. For purposes of this offer, we will be deemed to have accepted eligible options that are validly tendered and not properly withdrawn if and when we give a written notice to holders of eligible options of our acceptance of such options promptly following the expiration of the offer. Subject to our rights to terminate the offer described in Section 7, we currently expect that we will accept promptly after the expiration of the offer all eligible options properly elected to be repurchased, and not validly withdrawn.

4.             Withdrawal Rights

You may withdraw your election to tender eligible options only if you comply with the provisions of this Section 4.

To validly withdraw your election, you must deliver to us a completed and signed Election Withdrawal Notice (enclosed with these offering materials), in accordance with the terms set forth in this Section and Section 5, at any time prior to the expiration of the offer.

An option holder who elects to tender his or her eligible options (which are subsequently to be withdrawn) must sign the notice of withdrawal exactly as such option holder’s name appears on the Letter of Transmittal. You may not rescind any Election Withdrawal Notice properly submitted to the Company, and any options you withdraw will thereafter be deemed not properly elected for repurchase for purposes of the offer. However, prior to the expiration of the offer, you may submit another Letter of Transmittal to re-elect to tender all of your eligible options by following the procedures described in Sections 3 and 5, in which case your Election Withdrawal Notice will be deemed void.

5.             Instructions for Submitting Documents in Connection with Offer

Unless specifically provided otherwise in an official Company communication, all documents required to be submitted to the Company in connection with this offer must be delivered to the Company by email to hilla.sferruzza@meritagehomes.com or by mail to Attn: Hilla Sferruzza, 17851 N. 85th Street Suite 300, Scottsdale, AZ 85255. Any of such documents must be received by the Company by 11:59 P.M., Eastern Standard Time, on October 29, 2007 unless we, in our discretion, extend the offer.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the election and risk of the electing option holder. You should allow sufficient time to ensure timely delivery. Delivery will be deemed made when actually received by us.

We reserve the right to —

•                                          make all determinations regarding the validity, form, eligibility, including time of receipt, and acceptance of any election to tender eligible options or withdrawal notice;

•                                          reject any or all eligible options tendered or elections to repurchase such options to the extent that we determine that they were not properly effected or that it is unlawful to accept the eligible options for repurchase; and

•                                          waive any defect or irregularity in any election with respect to any particular eligible options or any particular option holder.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any required document submitted to the Company, nor will anyone incur any liability for failure to give any such notice. Our determinations in respect of these matters will be final and binding on all parties.

Your election to tender options through the procedure described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance of your eligible options will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

6.             Material U.S. Federal Income Tax Consequences

There will be no tax consequences to you upon the cancellation of your eligible options. When the Cash Payment is paid, you will recognize ordinary income. The ordinary income resulting from the payment of your payment will be reflected in the Form W-2 reported to the Internal Revenue Service for 2007. At the time you recognize ordinary income, you will also have an income and payroll withholding tax obligation with respect to that income. We will withhold a portion of your payment to satisfy your withholding tax obligation.  We recommend that you consult your own tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this offer.

7.             Termination; Amendment; Extension of Offer

We expressly reserve the right, in our reasonable judgment, prior to the expiration of the offer, to terminate the offer upon the occurrence of any of the conditions specified in Section 8. Subject to compliance with applicable law, we further reserve the right, in our discretion, to amend the offer in any respect, including, without limitation, by decreasing or increasing the amounts of the Cash Payment offered to participants in the program or by decreasing or increasing the number of eligible options being sought in the offer.

We also expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the offer is open and thereby delay the acceptance for repurchase of any eligible options. Any such extension will be announced no later than 9:00 A.M., Eastern Standard Time, on the next business day after the last previously scheduled or announced time for expiration of the offer. If we decrease or increase the amount of the Cash Payment offered to participants or decrease or increase the number of eligible options being sought in the offer, we will notify you of such action, and we will extend the offer for a period of no fewer than ten business days after the date of such notice, if the offer would otherwise expire during that period.

In the event of any termination, amendment or extension of this offer, we will provide oral, written or electronic notice to directors and all eligible employees holding eligible options.

8.             Conditions for Completion of the Offer

Notwithstanding any other provision of the offer, we will not be required to accept any eligible options that you tender for repurchase, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any eligible options that you elect to tender, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if we determine that, at any time on or after the commencement of the offer and prior to the expiration of the offer, any of the following events has occurred:

•                                          We determine in our reasonable discretion that the offer would be illegal or otherwise violate any federal, state or local law or regulation, including but not limited to, the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended.

•                                          Any action, proceeding or litigation has been threatened or commenced that seeks to enjoin, make illegal or delay completion of the offer or otherwise relates, in any manner, to the offer.

•                                          Any order, stay or judgment is issued by any court or governmental, regulatory or administrative agency, or any statute, rule or regulation is proposed, promulgated, enacted or deemed to be applicable to the offer, any of which might, in our reasonable judgment, restrict or prohibit completion of the offer or materially impair the contemplated benefits of the offer to us; or

•                                          There has occurred:

•                  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market or

•                  any material increase or decrease in the market price of the shares of our common stock

•                                          Any change occurs in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of the Company that, in our reasonable judgment, is or may be material to the Company.

The conditions to the offer are for our benefit. We may assert one or more of them in our discretion regardless of the circumstances giving rise to them prior to the expiration of the offer. We may waive one or more of them, in whole or in part, at any time and from time to time prior to the expiration of the offer, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 8 will be final, conclusive and binding upon all directors and eligible employees.

9.             Price Range of Common Stock Underlying Eligible Options

The eligible options to be repurchased pursuant to this offer are not publicly traded. However, upon exercise of an eligible option that we granted under the Plan, you would become an owner of our common stock, which is currently traded on the New York Stock Exchange. Therefore, for purposes of determining whether to tender your eligible options pursuant to this offer, you may want to obtain (and we recommend that you obtain) market quotations for our common stock prior to deciding whether to participate in this offer. Our common stock currently trades under the symbol “MTH.”

For your convenience, the following table presents the high and low sales prices per share of our common stock for the periods indicated as reported by the New York Stock Exchange:

Quarter Ended	High	Low
Fiscal Year 2007
September 30, 2007 (through September 27, 2007)	$26.97	$14.01
June 30, 2007	38.72	26.54
March 31, 2007	47.73	30.66
Fiscal Year 2006
December 31, 2006	51.11	41.00
September 30, 2006	47.80	34.44
June 30, 2006	68.34	45.35
March 31, 2006	67.91	52.42
Fiscal Year 2005
December 31, 2005	78.27	57.29
September 30, 2005	96.50	72.06
June 30, 2005	85.00	58.54
March 31, 2005	76.62	53.42

The last reported sale price of our common stock as reported by the New York Stock Exchange on September 27, 2007 was $14.10 per share.

10.           Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Options

Information regarding the amount of our securities beneficially owned by our executive officers and directors as of September 27, 2007 is included on Schedule A hereto.  We also refer you to our definitive proxy statement for our 2007 annual meeting of stockholders, filed with the Securities and Exchange Commission (the “SEC”) on April 10, 2007 for information concerning agreements, arrangements and understandings between the Company and other persons with respect to the Company’s common stock.  A copy of our proxy statement can be found on the SEC’s web site at www.sec.gov and on our web site at www.meritagehomes.com.

A list of our directors and executive officers is attached to this offer as Schedule A, and is incorporated by reference herein. As of September 27, 2007, our directors and executive officers as a group held options to purchase an aggregate of 245,000 shares of our common stock eligible under this offer. The following lists the options held by each director and executive officer that is eligible for this offer:

Name	Grant Date	Option Price	Options Outstanding
Steven J. Hilton	6/2/06	$54.01	50,000
Steven J. Hilton	5/23/05	$58.62	50,000
Larry W. Seay	6/2/06	$54.01	20,000
Larry W. Seay	5/23/05	$58.62	20,000
C. Timothy White	6/2/06	$54.01	15,000
C. Timothy White	8/29/05	$74.30	15,000
C. Timothy White	5/23/05	$58.62	5,000
Steven M. Davis	10/16/06	$47.22	15,000
Peter L. Ax	6/2/06	$54.01	5,000
Peter L. Ax	5/23/05	$58.62	5,000
Robert G. Sarver	6/2/06	$54.01	5,000
Robert G. Sarver	5/23/05	$58.62	5,000
Gerald W. Haddock	6/2/06	$54.01	5,000
Gerald W. Haddock	5/23/05	$58.62	5,000
Gerald W. Haddock	1/6/05	$55.45	5,000
Raymond Oppel	6/2/06	$54.01	5,000
Raymond Oppel	5/23/05	$58.62	5,000
Richard T. Burke, Sr.	6/2/06	$54.01	5,000
Richard T. Burke, Sr.	5/23/05	$58.62	5,000

A list of transactions in the securities subject to this offer during the past 60 days involving our directors and executive officers is included in Schedule B: Securities Transactions by our Directors and Executive Officers.

11.           Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer

Your eligible options that we repurchase through the offer will be cancelled by the Company, and your Cash Payment will be granted, effective as of 11:59 P.M., Eastern Standard Time, on the date that the offer expires. The shares of common stock that could have otherwise been purchased under the cancelled eligible options will be returned to the pool of options available to the Company for grants of new awards without further stockholder action, except as required by applicable law or New York Stock Exchange rules or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

A compensation expense equal to the total amount of compensation expense related to the unvested options will be recognized by us on the date the offer expires. If all eligible options are tendered and accepted, the amount of that pre-tax non-cash expense would be approximately $11 million.

12.           Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition of the Cash Payment as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action, although we cannot guarantee success in doing so. We are unable to predict whether we may determine that we are required to delay the acceptance of options for repurchase pending the outcome of any such matter.

13.           Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to tender eligible options pursuant to this offer.

14.           Information Concerning Meritage Homes Corporation

Meritage Homes is a leading designer and builder of single-family attached and detached homes in the southern and western United States, based on the number of home closings.  We offer a variety of homes that are designed to appeal to a wide range of homebuyers, including first-time, move-up, luxury and active adult buyers.

Our homebuilding and marketing activities are conducted under the name of Meritage Homes in each of our markets, except for certain communities in Arizona, where we operate under the name of Monterey Homes, and in Texas, where we operate in certain communities as Legacy Homes, Meritage Homes and Monterey Homes.

Meritage Homes Corporation was incorporated in 1988 as a real estate investment trust in the State of Maryland.  At December 31, 1996, through a merger, we acquired the homebuilding operations of our predecessor company.  We currently focus exclusively on homebuilding and related activities and no longer operate as a real estate investment trust.

Our principal executive offices are located 17851 N. 85th Street Suite 300, Scottsdale, AZ 85255. Our telephone number is (480) 515-8100. Our website can be found on the Internet at www.meritagehomes.com. The website contains additional information about us and our operations.

15.           Corporate Plans, Proposals and Negotiations

The Company continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. We also may, from time to time, engage in repurchases of our outstanding common stock in either open market or privately negotiated transactions or may engage in issuances of shares of the Company’s common stock or other capital raising transactions, depending on market conditions and other relevant factors. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of director positions with the Company or with existing members of management for changes in positions, responsibilities or compensation.

Effective August 21, 2007, the Board of Directors of the Company adopted Amended and Restated Bylaws.  The Amended and Restated Bylaws reflect amendments that, among other things, (i) clarify that directors may only be removed for cause to conform to Maryland law, (ii) raise the threshold for stockholders calling a special meeting from at least 25% of all the votes entitled to be cast at the meeting to at least 50%, (iii) provide that only the directors can amend the Bylaws, (iv) limit the matters that can be acted on at a stockholders meeting to those included in the notice for such meeting, (v) revise the advance notice procedures for stockholder proposals at an annual meeting to provide that, generally, notice must received by the Company not earlier than the 150th day nor later than the 120th day prior to the first anniversary date of the mailing of the notice for the preceding year’s annual meeting, (vi) opt out of the Maryland Control Share Act, a law that could give insurgent stockholders the ability to force the Company to hold a stockholders meeting under circumstances not contemplated by the Bylaws, (vii) update obsolete provisions relating to the Company’s prior REIT status and management structure, and (viii) in light of the SEC’s recent e-proxy rules, clarify that annual meeting notices and proxies may be transmitted by electronic means.

As reported on a Schedule13D/A filed August 17, 2007, a group of investors (with affiliates or associates, the “Group”) that includes Robert G. Sarver, a director of the Company, reported that it had been buying the Company’s common stock for investment.  At the time of that filing, the Group beneficially owned in the aggregate 2,246,200 shares, constituting approximately 8.6% of the outstanding shares of the Company.  Following public disclosure of these acquisitions, at a regularly scheduled meeting of the Board of the Directors of the Company, the Board adopted a resolution granting a limited exemption to the Group from the provisions of the Maryland General Corporation Law Business Combinations Act.  In general, this law prohibits a public corporation from engaging in a business combination with a 10% or larger stockholder (an “interested stockholder”) for a period of five years from the time the stockholder become an interested stockholder, unless the Board of Directors pre-approves the stockholder becoming an interested stockholder. There are no exceptions during this five-year period.  Thus, even transactions desired by the Board or the other stockholders may not be implemented.  Further, the term business combination is broadly defined and can include relatively routine sales or transfers of assets and securities.  Although the Group’s ownership is below the 10% threshold that would trigger application of the Business Combinations Act, the Board of Directors believed it was prudent to exempt the Group from its provisions in order to avoid inadvertent application of the Business Combinations Act resulting from, by way of example, stock purchases made for investment, the routine grant of stock options and restricted stock units to Robert Sarver in connection with his service as a Director of the Company, or repurchases of common stock by the Company under its stock repurchase program.  The resolution does not provide an exemption from any subsequent transaction between the Group and the Company.  Thus, independent Board approval would be required for any merger, issuance of securities by the Company to the Group, sale of material assets, or the like.  Further, the exemption may be repealed, in whole or in part, at any time by the Board of Directors.

Subject to the foregoing and except as otherwise disclosed in this document or in the Company’s filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:

•                                          any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of our subsidiaries;

•                                          any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•                                          any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•                                          any other material change in our corporate structure or business;

•                                          any other changes to the present Board of Director or management of the Company;

•                                          our common stock not being authorized for listing on the New York Stock Exchange;

•                                          our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•                                          the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                                          the acquisition by any person of any additional securities of the Company or the disposition of any of our securities; or

•                                          any changes in our Certificate of Incorporation, Bylaws of other governing instruments or any actions that could impede the acquisition of control of the Company.

16.           Additional Information

We also recommend that, in addition to this document, the Letter of Transmittal and any authorized communications from us, you review the following materials, which we have filed with the SEC and are incorporating by reference into this document (access to which is described below), before making a decision on whether to elect to tender your eligible options:

•                                          our annual report on Form 10-K for the fiscal year ended December 31, 2006;

•                                          our quarterly reports on Form 10-Q (i) for the fiscal quarter ended March 31, 2007 and (ii) for the fiscal quarter ended June 30, 2007;

•                                          the definitive proxy statement for our 2007 Annual Meeting of Stockholders;

•                                          our current report on Form 8-K filed on August 21, 2007;

•                                          our current report on Form 8-K filed on September 28, 2007; and

•                                          Our Form 8-A Registration Statement filed on July 7, 1988, that contains a description of the Company’s common stock.

Any additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this offer and the expiration of the offer are also incorporated by reference. These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference rooms by calling the SEC at 800-732-0330. These filings are also available to the public on the web site of the SEC at www.sec.gov and on our web site at www.meritagehomes.com.

We will provide without charge to any director or eligible employee holding eligible options, upon the written request of any such person, a copy of any or all of the documents to which we have referred you, including our reports, proxy statements and other stockholder communications, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: hilla.sferruzza@meritagehomes.com or to our principal executive office address as listed in Item 5.

17.           Forward Looking Statements; Risks

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include our intentions about making future equity awards to selected employees.  Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets or deposits; interest rates and changes in the availability and pricing of residential mortgages; housing affordability; our success in locating and negotiating potential acquisitions; successful integration of acquired operations with existing operations; our investments in land and development joint ventures; our dependence on key personnel and the availability of satisfactory subcontractors; materials and labor costs; our ability to take certain actions because of restrictions contained in the indentures for our senior and senior subordinated notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of construction defect and home warranty claims; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to acquire additional land or options to acquire additional land on acceptable terms; our exposure to obligations under performance and surety bonds, performance guarantees and letters of credit; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct our homes; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2006, and Form 10-Q for the quarter ended June 30, 2007, under the caption “Risk Factors.”  As a result of these and other factors, the Company’s stock prices may fluctuate dramatically.

18.           Miscellaneous

This transaction has not been approved or disapproved by the SEC, nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document.

                     MERITAGE HOMES CORPORATION

October 1, 2007

SCHEDULE A

INFORMATION CONCERNING OUR

DIRECTORS AND EXECUTIVE OFFICERS*

Peter L. Ax, 48, has been a director since September 2000 and is the managing partner of Phoenix Capital Management, an investment banking and merchant banking firm. Mr. Ax is the former chairman and chief executive officer of SpinCycle, Inc., a publicly held consolidator and developer of coin-operated Laundromats. Previously, Mr. Ax served as head of the Private Equity Division and senior vice president of Lehman Brothers in New York. Mr. Ax is also on the board of directors of Medit Marketing, Inc. and serves on the Advisory Board of Directors of Cascadia Capital, a Seattle based investment banking and merchant banking firm. Mr. Ax holds an M.B.A. from the Wharton School at the University of Pennsylvania and a law degree from the University of Arizona, and has been a certified public accountant. He has also been an accounting instructor at the Wharton School.

Robert G. Sarver, 45, has been a director since December 1996, and is the chairman and chief executive officer of Western Alliance Bancorporation, a director of Skywest Airlines, and the managing partner of the Phoenix Suns basketball team. He was the chairman and chief executive officer of California Bank & Trust from 1998 to 2001. From 1995 to 1998, he served as chairman of Grossmont Bank. In 1990, Mr. Sarver co-founded and currently serves as the executive director of Southwest Value Partners and Affiliates, a real estate investment company. Mr. Sarver founded the National Bank of Arizona and was its President until its acquisition by Zions Bancorporation in 1994. Mr. Sarver has been a certified public accountant.

Gerald W. Haddock, 59, was appointed as a director in January 2005. Mr. Haddock is the founder of Haddock Enterprises, LLC and formerly served as President and CEO of Crescent Real Estate Equities, a diversified real estate investment trust. He is currently a Director and Audit Committee Chairman of ENSCO International, Inc., a leading global offshore oil and gas drilling service company, and a director of Cano Petroleum, Inc., a Fort Worth-based producer of crude oil and natural gas that specializes in enhanced recovery technology. He also serves on the Board of Directors of the Baylor Foundation of Baylor University and on the Board of Trustees of the M.D. Anderson Proton Therapy Education and Research Foundation.

Raymond Oppel, 50, has been a director since December 1997. He was the co-founder, chairman and chief executive officer of the Oppel Jenkins Group, a regional homebuilder in Texas and New Mexico, which was sold in 1995 to the public homebuilder KB Home. Mr. Oppel is a licensed real estate broker and currently is active as a private investor in real estate development and land banking. Mr. Oppel has over 17 years of experience in the homebuilding business.

Richard T. Burke, Sr., 63, was appointed as a director in September 2004. Mr. Burke is the Chairman of the Board of Directors of UnitedHealth Group, which he founded, took public in 1984 and served as chairman and chief executive officer until 1988. From 1995 until 2001, Mr. Burke was the owner and chief executive officer of the Phoenix Coyotes, a National Hockey League team. Mr. Burke is also a director of First Cash Financial Services, Inc.

Steven J. Hilton, 45, was co-chairman and co-chief executive officer of Meritage Homes Corporation from 1997 to May 2006. In May 2006, Mr. Hilton was named the Company’s Chairman and Chief Executive Officer. Mr. Hilton co-founded Arizona-based Monterey Homes in 1985. Under Mr. Hilton’s leadership, Monterey became publicly traded and combined with Legacy Homes in 1997, which thereafter became Meritage. Mr. Hilton received his Bachelor of Science degree in accounting from the University of Arizona and is a director of Western Alliance Bancorporation, a $4 billion community bank based in Las Vegas, Nevada.

Larry W. Seay, 51, has been Chief Financial Officer since December 1996 and was appointed Executive Vice President in October 2005. Mr. Seay served as Secretary from 1997 to October 2005.

C. Timothy White, 46, has been General Counsel, Executive Vice President and Secretary since October 2005 and served on the Meritage Board of Directors from December 1996 until October 2005.  Mr. White served as outside counsel to the Company from 1991 through September 2005.

Steven M. Davis, 48 has been Executive Vice President of National Home Building Operations since October 2006.  From 2000 to September 2006, Mr. Davis was employed by KBHome as a Regional General Manager, with various other management roles at KBHome from 1995 to 2000.

The address of each director and executive officer is c/o Meritage Homes Corporation, 17851 North 85th Street, Suite 300, Scottsdale, AZ 85255.

The following table summarizes, as of September 28, 2007, the number and percentage of outstanding shares of our common stock beneficially owned by each of the Company’s directors and executive officers.

Name of Beneficial Owner	Position with the Company	Number of Shares Owned		Right to Acquire by November 29, 2007	Total Shares Beneficially Owned	Percent of Outstanding Shares

Steven J. Hilton	Director, Chairman and CEO	1,825,054	(1)	233,290	2,058,344	7.8%
Robert G. Sarver	Director	2,261,800	(2)	17,500	2,279,300	8.7%
Raymond Oppel	Director	5,000	(3)	37,500	42,500	*
Peter L. Ax	Director	30,000	(3)	17,500	47,500	*
Richard T. Burke Sr.	Director	—	(3)	17,500	17,500	*
Gerald W. Haddock	Director	4,000	(3)	12,500	16,500	*
Larry W. Seay	Executive Vice President, Chief Financial Officer	24,148	(4)	124,484	148,632	*
C. Timothy White	Executive Vice President, General Counsel and Secretary	21,264	(5)	54,000	75,264	*
Steven M. Davis	Executive Vice President - Director of National Homebuilding Operations	—	(6)	3,000	3,000	*

*Less than 1%

(1)                All shares are held by family trusts or other family members.  Excludes 18,000 shares of unvested restricted stock.

(2)                Balance is comprised of: (i) 470,000 shares of Common Stock held by The Robert Sarver Trust, of which Robert Sarver is the sole trustee; (ii) 4,400 shares of Common Stock held by the Eva Lauren Hilton Trust FBO Eva Lauren Hilton, of which Robert Sarver is the sole trustee; (iii) 4,400 shares of Common Stock held by the Shari Rachel Hilton Trust FBO Shari Rachel Hilton, of which Robert Sarver is the sole trustee; (iv) 6,000 shares of Common Stock held as separate property by Penny Sarver, the spouse of Robert Sarver; (v) 2,000 shares of Common Stock held by Penny Sarver (spouse of Robert Sarver) as custodian FBO Max Sarver (their minor son); (vi) 1,000,000 shares of Common Stock held by Fulcrum Homes, LLC; and (vii) 775,000 shares of Common Stock held by Southwest Value Partners Fund XIV, LP.  Does not include 12,000 shares of unvested restricted stock, which Mr. Sarver has no power to vote or dispose.  Mr. Sarver expressly disclaims any beneficial ownership of the shares listed in (ii) – (vi) above

(3)     Excludes 12,000 shares of unvested restricted stock.

(4)     Excludes 7,333 shares of unvested restricted stock.

(5)     Excludes 7,500 shares of unvested restricted stock.

(6)     Excludes 25,000 shares of unvested restricted stock.

SCHEDULE B

TRANSACTIONS BY OUR DIRECTORS

AND EXECUTIVE OFFICERS

Name	Date of Transaction	Acquisition (A) or Disposition (D)	Amount of Securities Involved	Price Per Share	How Effected
Steven J. Hilton	August 29, 2007	A	1,650	$16.50		(1)
		A	1,500	$16.48		(1)

Robert G. Sarver	September 10, 2007	A	2,800	$15.81		(2)
		A	5,300	$15.82		(2)
		A	900	$15.83		(2)
		A	200	$15.85		(2)
		A	300	$15.89		(2)
		A	800	$15.90		(2)
		A	762	$15.96		(2)
		A	438	$15.98		(2)
		A	6,500	$15.99		(2)

Robert G. Sarver	August 29, 2007	A	300	$15.97		(2)
		A	7,200	$15.98		(2)
		A	7,600	$15.99		(2)

Robert G. Sarver	August 16, 2007	A	1,300	$16.48		(2)
		A	600	$16.49		(2)
		A	12,800	$16.50		(2)
		A	600	$16.52		(2)
		A	100	$16.53		(2)
		A	8,000	$16.54		(2)
		A	1,591	$16.58		(2)
		A	509	$16.59		(2)
		A	10,500	$16.60		(2)
		A	2,500	$15.80		(2)
		A	2,500	$15.90		(2)
		A	34	$16.04		(2)
		A	10,000	$16.05		(2)
		A	1,380	$16.07		(2)
		A	1,686	$16.08		(2)
		A	6,900	$16.09		(2)
		A	6,100	$16.20		(2)
		A	700	$16.21		(2)
		A	500	$16.22		(2)
		A	196	$16.24		(2)

Name	Date of Transaction	Acquisition (A) or Disposition (D)	Amount of Securities Involved	Price Per Share	How Effected
Robert G. Sarver	August 16, 2007	A	100	$16.25		(2)
		A	1,700	$16.26		(2)
		A	3,104	$16.27		(2)
		A	900	$16.31		(2)
		A	1,600	$16.35		(2)
		A	900	$16.36		(2)
		A	393	$16.38		(2)
		A	4,107	$16.39		(2)
		A	6,600	$16.40		(2)
		A	1,400	$16.41		(2)
		A	700	$16.42		(2)
		A	1,900	$16.46		(2)

Robert G. Sarver	August 15, 2007	A	100	$18.77		(2)
		A	200	$18.78		(2)
		A	5,000	$18.85		(2)
		A	17,000	$18.90		(2)
		A	500	$19.00		(2)
		A	5,000	$17.70		(2)
		A	5,000	$17.80		(2)
		A	5,000	$18.01		(2)
		A	1,100	$18.25		(2)
		A	5,000	$18.28		(2)
		A	400	$18.29		(2)
		A	8,500	$18.30		(2)
		A	300	$18.37		(2)
		A	100	$18.38		(2)
		A	9,600	$18.40		(2)
		A	5,000	$18.45		(2)
		A	5,000	$18.49		(2)
		A	200	$18.53		(2)
		A	200	$18.54		(2)
		A	6,100	$18.55		(2)
		A	500	$18.58		(2)
		A	1,500	$18.59		(2)
		A	2,577	$18.60		(2)
		A	500	$18.61		(2)
		A	400	$18.62		(2)
		A	100	$18.64		(2)
		A	700	$18.65		(2)
		A	823	$18.70		(2)
		A	400	$18.76		(2)

Name	Date of Transaction	Acquisition (A) or Disposition (D)	Amount of Securities Involved	Price Per Share	How Effected
Robert G. Sarver	August 14, 2007	A	800	$19.32		(2)
		A	700	$19.33		(2)
		A	2,000	$19.34		(2)
		A	12,970	$19.35		(2)
		A	700	$19.36		(2)
		A	500	$19.38		(2)
		A	200	$19.39		(2)
		A	1,000	$19.40		(2)
		A	400	$19.42		(2)
		A	700	$19.44		(2)
		A	8,854	$19.45		(2)
		A	2,500	$19.50		(2)
		A	7,500	$18.90		(2)
		A	5,700	$18.95		(2)
		A	5,000	$18.97		(2)
		A	5,000	$18.99		(2)
		A	5,000	$19.00		(2)
		A	500	$19.03		(2)
		A	9,500	$19.05		(2)
		A	196	$19.08		(2)
		A	400	$19.09		(2)
		A	2,604	$19.10		(2)
		A	100	$19.11		(2)
		A	100	$19.12		(2)
		A	5,000	$19.15		(2)
		A	1,800	$19.17		(2)
		A	5,046	$19.20		(2)
		A	800	$19.21		(2)
		A	1,700	$19.22		(2)
		A	100	$19.24		(2)
		A	3,330	$19.25		(2)
		A	1,300	$19.27		(2)
		A	5,988	$19.28		(2)
		A	3,012	$19.29		(2)
		A	12,000	$19.30		(2)
		A	200	$19.31		(2)

Robert G. Sarver	August 13, 2007	A	1,200	$19.37		(2)
		A	1,100	$19.38		(2)
		A	5,000	$19.40		(2)
		A	300	$19.41		(2)
		A	2,200	$19.42		(2)

Name	Date of Transaction	Acquisition (A) or Disposition (D)	Amount of Securities Involved	Price Per Share	How Effected
Robert G. Sarver	August 13, 2007	A	2,500	$19.50		(2)
		A	225	$19.63		(2)
		A	2,275	$19.65		(2)
		A	1,000	$19.99		(2)
		A	311	$20.10		(2)
		A	689	$20.13		(2)
		A	300	$20.21		(2)
		A	700	$20.22		(2)
		A	1,000	$20.23		(2)
		A	1,000	$20.60		(2)
		A	722	$18.95		(2)
		A	500	$19.00		(2)
		A	2,000	$19.01		(2)
		A	700	$19.03		(2)
		A	1,400	$19.04		(2)
		A	300	$19.05		(2)
		A	100	$19.06		(2)
		A	400	$19.08		(2)
		A	1,800	$19.09		(2)
		A	5,500	$19.10		(2)
		A	2,200	$19.11		(2)
		A	400	$19.12		(2)
		A	300	$19.13		(2)
		A	100	$19.14		(2)
		A	2,400	$19.15		(2)
		A	1,300	$19.16		(2)
		A	200	$19.17		(2)
		A	4,711	$19.20		(2)
		A	689	$19.29		(2)
		A	300	$19.31		(2)
		A	800	$19.32		(2)
		A	3,178	$19.33		(2)
		A	100	$19.35		(2)
		A	100	$19.36		(2)

Robert G. Sarver	August 10, 2007	A	290	$20.38		(2)
		A	2,210	$20.40		(2)
		A	5,000	$20.50		(2)
		A	323	$20.60		(2)
		A	100	$20.67		(2)
		A	1,900	$20.68		(2)
		A	200	$20.70		(2)

Name	Date of Transaction	Acquisition (A) or Disposition (D)	Amount of Securities Involved	Price Per Share	How Effected
Robert G. Sarver	August 10, 2007	A	3,300	$20.71		(2)
		A	200	$20.72		(2)
		A	4,600	$20.73		(2)
		A	6,072	$20.74		(2)
		A	3,828	$20.75		(2)
		A	828	$20.77		(2)
		A	1,100	$20.78		(2)
		A	400	$20.79		(2)
		A	4,000	$20.80		(2)
		A	200	$20.81		(2)
		A	100	$20.82		(2)
		A	100	$20.83		(2)
		A	8,400	$20.85		(2)
		A	8,172	$20.90		(2)
		A	500	$20.93		(2)
		A	3.677	$20.95		(2)
		A	200	$19.98		(2)
		A	367	$19.99		(2)
		A	7,848	$22.00		(2)
		A	424	$20.07		(2)
		A	700	$20.08		(2)
		A	1,800	$20.09		(2)
		A	1,500	$20.10		(2)
		A	2,933	$20.11		(2)
		A	676	$20.12		(2)
		A	1,400	$20.14		(2)
		A	1,281	$20.15		(2)
		A	471	$20.16		(2)
		A	300	$20.20		(2)
		A	1,100	$20.23		(2)
		A	1,600	$20.24		(2)
		A	18,046	$20.25		(2)
		A	1,854	$20.26		(2)
		A	2,100	$20.27		(2)
		A	4,200	$20.28		(2)
		A	13,400	$20.29		(2)
		A	900	$20.30		(2)
		A	780	$20.31		(2)
		A	2,620	$20.32		(2)
		A	6,000	$20.35		(2)

Robert G. Sarver	August 8, 2007	A	60,800	$21.07		(2)
		A	300	$21.09		(2)

Name	Date of Transaction	Acquisition (A) or Disposition (D)	Amount of Securities Involved	Price Per Share	How Effected
Robert G. Sarver	August 8, 2007	A	23,400	$21.10		(2)
		A	10,000	$21.35		(2)
		A	10,000	$21.40		(2)
		A	1,800	$21.57		(2)
		A	1,200	$21.58		(2)
		A	200	$21.59		(2)
		A	11,300	$21.60		(2)
		A	200	$21.64		(2)
		A	100	$21.65		(2)
		A	1,300	$21.66		(2)
		A	300	$21.67		(2)
		A	900	$21.69		(2)
		A	10,500	$21.70		(2)
		A	200	$21.71		(2)
		A	300	$21.72		(2)
		A	300	$21.73		(2)
		A	100	$21.74		(2)
		A	11,300	$21.75		(2)
		A	5,000	$21.00		(2)
		A	500	$19.10		(2)
		A	2,500	$19.10		(2)
		A	1,100	$19.10		(2)
		A	600	$19.11		(2)
		A	1,300	$19.12		(2)
		A	600	$19.13		(2)
		A	1,300	$19.14		(2)
		A	5,000	$19.25		(2)
		A	600	$19.31		(2)
		A	200	$19.32		(2)
		A	4,200	$19.35		(2)
		A	300	$20.47		(2)
		A	100	$20.48		(2)
		A	100	$20.49		(2)
		A	500	$20.50		(2)
		A	100	$20.66		(2)
		A	1,300	$20.70		(2)
		A	200	$20.71		(2)
		A	2,500	$20.76		(2)
		A	3,100	$20.80		(2)
		A	300	$20.98		(2)
		A	200	$21.01		(2)
		A	900	$21.03		(2)
		A	400	$21.04		(2)

Name	Date of Transaction	Acquisition (A) or Disposition (D)	Amount of Securities Involved	Price Per Share	How Effected
Robert G. Sarver	August 8, 2007	A	3,400	$21.05		(2)
		A	300	$21.06		(2)

Robert G. Sarver	August 7, 2007	A	1,500	$16.81		(2)
		A	1,200	$16.82		(2)
		A	300	$16.83		(2)
		A	600	$16.84		(2)
		A	1,200	$16.85		(2)
		A	5,400	$17.35		(2)
		A	600	$17.36		(2)
		A	300	$17.37		(2)
		A	300	$17.39		(2)
		A	5,300	$17.40		(2)
		A	200	$17.47		(2)
		A	9,800	$17.50		(2)
		A	1,900	$16.54		(2)
		A	200	$16.55		(2)
		A	100	$16.56		(2)
		A	100	$16.57		(2)
		A	300	$16.58		(2)
		A	19,800	$16.65		(2)
		A	500	$16.72		(2)
		A	200	$16.73		(2)
		A	300	$16.74		(2)
		A	1,300	$16.75		(2)
		A	100	$16.94		(2)
		A	400	$16.95		(2)
		A	3,200	$16.97		(2)
		A	1,800	$16.98		(2)
		A	3,000	$16.99		(2)
		A	600	$17.17		(2)
		A	100	$17.19		(2)
		A	4,800	$17.20		(2)
		A	500	$17.21		(2)
		A	300	$17.22		(2)
		A	100	$17.23		(2)
		A	200	$17.24		(2)
		A	10,200	$17.25		(2)
		A	1,700	$17.29		(2)
		A	12,400	$17.30		(2)

(1)           Open market purchase; held indirectly through family trust

(2)           Open market purchase; purchased by Southwest Value Partners Fund XIV, LP